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                                                                    EXHIBIT 99.2

                     [MAXWELL SHOE COMPANY INC. LETTERHEAD]


                               November __, 1998

Dear Stockholder:

     In an effort to assure that all Maxwell Shoe Company stockholders receive maximum value in the event of an attempted or actual takeover of the Corporation, on October 20, 1998, your Board of Directors adopted a new stockholder rights plan. The plan is not being adopted in response to any known effort to acquire the Corporation but is intended to protect the long-term value of the Corporation for you in the event of any unsolicited attempt to acquire the Corporation. We have enclosed a summary description of the plan, which we urge you to read carefully.

     Adoption of rights plans is a common practice among public companies in the United States. Rights plans are intended to provide the Board of Directors with additional time and bargaining power to protect stockholder interests in the event of an unsolicited takeover bid. Maxwell Shoe's new rights plan is not intended to prevent a takeover of the Corporation on terms that are in the best interests of all stockholders. The rights plan is designed to encourage a potential acquiror to negotiate with your Board prior to attempting a takeover. This should position your Board to protect your interests.

     Maxwell Shoe's new rights plan involves distributions of one "Right" for each share of Class A common stock outstanding at the close of business on November 9, 1998. Thereafter, each newly issued share of Class A common stock will also include a Right. Initially, there will be no separate Rights certificates. Instead, each Right will simply be a part of the share of Class A common stock to which it is attached. It will be represented by the Class A common stock certificate, it will trade automatically with the Class A common stock, and it will not be separable or exercisable unless certain events occur.

     If a person or group acquires 15% or more of Maxwell Shoe's outstanding Class A common stock, each Right not owned by the acquiror or its affiliates will entitle its holder to pay the Corporation $80 (the exercise price per Right) and receive newly issued shares of Class A common stock (or its equivalent) worth $160. For example, if the stock were trading at $20, each Right would entitle its holder to purchase eight shares for $80, or $10 per share. This ability of stockholders other than the acquiror to purchase additional shares at a 50% discount from market would cause an unapproved takeover to be much more expensive to an acquiror. As a result, a potential acquiror would have a strong incentive not to pursue a hostile strategy, and instead to negotiate with your Board of Directors to redeem the Rights.

     Adoption of a new rights plan does not affect the financial strength of the Corporation and will not interfere with our business strategy and plans. The issuance of the Rights alone will not affect earnings per share or change the way in which you can presently trade the Corporation's shares.
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     The attached summary describes the Rights in more detail.  Thank you for your continued support of Maxwell Shoe Company.

                                    Sincerely,

                                    ---------------
                                    Mark J. Cocozza

                                    President, Chief Executive Officer and
                                    Chairman of the Board